Exhibit 10.14

NORTECH SYSTEMS INCORPORATED

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) dated effective as of this 28th day of March, 2025 by and between Nortech Systems Incorporated, a Minnesota corporation (the “Company”), and Andrew D. C. LaFrence (“Executive”). The Company and the Executive may be referred to herein as the “parties.”

Recitals

WHEREAS, the Company currently employs Executive as Chief Financial Officer and Senior Vice President of Finance under that certain Employment Agreement dated effective as of December 1, 2023 (“Agreement”);

WHEREAS, the Executive has indicated a desire to retire from his employment with the Company in calendar year 2028; and

WHEREAS, the Company and the Executive desire to modify certain terms and conditions of employment of Executive as Chief Financial Officer and Senior Vice President of Finance set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants contained herein and in the Agreement, and intending to be legally bound hereby, the Company and Executive hereby mutually agree as follows:

1.	Agreement Term. Section 3 of the Agreement shall be amended and restated in its entirety as follows:

“3. Agreement Term. This Agreement shall commence on the Effective Date so long as all contingencies of Executive’s offer of employment have been satisfied and shall continue, unless sooner terminated in accordance with this Agreement, until November 30, 2024 (the “Initial Period”); provided, however, this Agreement will automatically renew for successive one year renewal terms (each a “Renewal Period” and together with the Initial Period, the “Agreement Period”) (the first such Renewal Period shall run from November 30, 2024 through December 31, 2025, and then shall renew on January 1 each year for one year renewal terms thereafter) unless either party notifies the other party in writing at least ninety (90) days prior to expiration of the Initial Period or any Renewal Period. During the Agreement Period, Executive’s employment may be terminated by the Company or Executive, subject to the provisions of Section 6 of this Agreement. If Executive remains employed by the Company on December 31, 2028, or at the end of any Renewal Period thereafter, the Agreement Period shall expire and Executive’s employment with the Company shall end as of 11:59 p.m. CT on such date. Notwithstanding the provisions of this Section, the provisions of Sections 8, 9, 10, 11, 12 and 13 shall survive the termination of Executive’s employment (for any reason) and remain in full force and effect thereafter.”

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2.	Termination by the Company Without Cause or by Executive for Good Reason. Section 6.3 is amended to add a new Section 6.3.3 as follows:

“6.3.3 Notwithstanding anything stated in any other agreement between the Company and Executive that may be construed to the contrary, if Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, then the Company will cause any unvested portion of Executive’s stock options or awards subject to vesting based on continuous service to vest immediately in full to the extent not already vested, and any such stock awards will be exercisable for the full remaining portion of their term. For clarity, no option or award granted to Executive that is subject to performance vesting metrics as set forth in any option or award agreement between Executive and the Company will vest solely as a result of Executive’s end of employment under this Section 6.3.3.”

3.	Non-Renewal by the Company. Section 6.7 entitled “Non-Renewal by the Company During the Initial Period” is amended and restated in its entirety as follows:

“6.7 Non-Renewal by the Company. If the Company provides notice of non-renewal in accordance with Section 3, then Executive shall be entitled to (i) Base Salary in effect for the remainder of the Renewal Period, (ii) compensation in addition to any Base Salary earned but unpaid through the end of the applicable Renewal Period and any other earned and vested payments and/or benefits that Executive is entitled to receive under any of the Benefit Plans. Upon execution by Executive of an acceptable general release of claims against the Company in a form acceptable to the Company within sixty (60) days after the end of the Renewal Period, and after the expiration of any applicable rescission or revocation period, Executive shall be entitled to: (i) Base Salary in effect immediately prior to the end of the Renewal Period, for a period of nine (9) months, in the manner and at such times as the Base Salary otherwise would have been payable to Executive; (ii) a prorated bonus earned by Executive under the Incentive Bonus Plan, calculated and due only through the Executive’s last day worked with the Company, payable at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned, but no later than April 15 following the end of that year; and (iii) the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents as of the date immediately prior to the end of the Renewal Period of termination of employment for the lesser of: (A) nine (9) months; or (B) until Executive obtains comparable replacement coverage. Notwithstanding the foregoing, certain payments under this paragraph may be delayed pursuant to Section 7.2. If the Executive provides notice of non-renewal in accordance with Section 3, then such non-renewal shall be treated as a Voluntary Resignation without Good Reason under Section 6.6.

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4.	End of Employment on December 31, 2028. Section 6 is amended to add a new Section 6.8 as follows:

“6.8 End of Employment on December 31, 2028. Notwithstanding anything herein to the contrary, if Executive’s employment with the Company ends upon the expiration of a Renewal Period ending on December 31, 2028 as set forth in Section 3 or after Executive’s written notice of his intent to retire from the Company during the period beginning January 1, 2028 through December 30, 2028, or any Renewal Period thereafter, then payments to Executive will be governed solely by this Section 6.8 (and for clarity, not Sections 6.3, 6.6 or 6.7), and in such case, the Executive shall be entitled to the following compensation: (a) Base Salary earned but unpaid as of the date of termination of Executive’s employment relationship; and any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans. Upon execution by Executive of an acceptable general release of claims against the Company in a form acceptable to the Company within sixty (60) days, and after the expiration of any applicable rescission or revocation period, Executive also shall be entitled to: (b) annual bonus earned by Executive in the calendar year under the Incentive Bonus Plan, paid at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned, but no later than April 15 following the end of that year; and (c) the Company will cause any unvested portion of Executive’s stock options or awards subject to vesting based on continuous service to vest immediately in full to the extent not already vested, and any such stock awards will be exercisable for the full remaining portion of their term. For clarity, no option or award granted to Executive that is subject to performance vesting metrics as set forth in any option or award agreement between Executive and the Company will vest solely as a result of Executive’s end of employment under this Section 6.8.

5.	Perquisites. Exhibit A to the Agreement is amended and restated in its entirety as follows:

Exhibit A

Perquisites

All perquisites are subject to customary withholding and other payroll taxes. Effective 1/1/2025:

●	Annual Physical at the Mayo Clinic, up to a maximum of $5,000
●	Annual club dues up to $1,200
●	Annual estate planning and tax preparation up to $2,000
●	Auto Allowance of up to $650 per month, or reimbursement for business mileage at the maximum rate then allowable by the U.S. Internal Revenue Service at the election of Executive

6.	Except as expressly set forth above, the Agreement will remain in full force and effect, and the parties ratify and confirm the terms thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement to be effective as of the date first set forth above.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Jay D. Miller
Name:	Jay D. Miller
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/s/ Andrew D. C. LaFrence
Andrew D. C. LaFrence, individually

[Signature Page to First Amendment to Employment Agreement]